Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	9/30/2025	6/30/2025	9/30/2024
Scheduled CD maturities for subsequent quarter	$642,619	$693,261	$396,852
Average rate scheduled CD maturities for subsequent quarter	4.04%	4.14%	4.85%
Average loan rate - loan originations/renewals QTD (excludes fees)	6.87%	7.07%	7.67%
Cost of total deposits, Qtr-End	2.63%	2.76%	3.01%
Cost of interest-bearing deposits, Qtr-End	3.24%	3.41%	3.65%
Net interest margin, final month of Qtr	2.97%	3.35%	3.75%
Noninterest bearing DDA balances, Qtr-End	$2,598,895	$2,632,058	$2,576,329
Reserve for unfunded commitments, Qtr-End	$780	$655	$1,302
Credit card spend QTD	$272,473	$268,045	$270,133
Credit card net income QTD	$2,405	$2,119	$1,925
Merchant services fees QTD	$580	$600	$606
Mortgage banking income QTD	$1,864	$1,323	$1,352
FDIC insurance QTD	$2,475	$2,475	$2,100
Salaries & employee benefits QTD	$25,522	$22,576	$25,057
Other operating expense	$6,083	$5,416	$4,572
Third party processing and other services QTD	$8,095	$8,005	$8,035
Equipment and occupancy expense QTD	$3,615	$3,698	$3,795
Earnings retention YTD	72%	71%	70%
QTD tax rate	16.81%	19.82%	17.23%
YTD tax rate	18.89%	19.94%	18.81%

Available Liquidity	9/30/2025	6/30/2025	9/30/2024
Cash and cash equivalents	$1,773,305	$1,710,904	$1,760,231
Investment Securities (mkt value), net of pledged	$625,018	$618,144	$346,999
Total on balance sheet liquidity	$2,398,323	$2,329,048	$2,107,230

FHLB fundings availability	$3,159,368	$3,244,071	$2,927,801
Correspondent lines of credit availability	$225,000	$225,000	$225,000
Brokered deposit availability (25% of assets per policy)	$4,396,050	$4,344,657	$4,111,969
Federal Reserve Bank fundings availability	$2,215,168	$2,211,658	$2,148,118
Total Available Liquidity	$12,393,909	$12,354,434	$11,520,118